                                                                  EXHIBIT 3.1(x)

                            ARTICLES OF INCORPORATION

                                       OF

                       LINDERO HEADQUARTERS COMPANY, INC.

                            -------------------------

                  The undersigned, being a natural person of full age and acting as the incorporator for the purpose of forming the business corporation hereinafter named pursuant to the provisions of the Corporations Code of the State of California, does hereby adopt the following Articles of Incorporation.

         FIRST : The name of this corporation (hereinafter referred to as the "Corporation") is

                       LINDERO HEADQUARTERS COMPANY, INC.

         SECOND : The existence of the Corporation is perpetual.

         THIRD : The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Corporations Code of the State of California.

         FOURTH : The name of the Corporation's initial agent for service of process within the State of California in accordance with the provisions of subdivision (b) of Section 1502 of the Corporations Code of the State of California is Corporation Service Company which will do business in California as CSC-Lawyers Incorporating Service.

         FIFTH : The total number of shares which the Corporation is authorized to issue is One Thousand (1,000), all of which are of one class and are Common shares.

                  The Board of Directors of the Corporation may issue any or all of the aforesaid authorized shares of the Corporation from time to time for such consideration as it shall determine and may determine from time to time the amount of such consideration, if any, to be credited to paid-in surplus.

         SIXTH : In the interim between meetings of shareholders held for election of directors or for the removal of one or more directors and the election of the replacement or replacements thereat, any vacancy which results by reason of the removal of a director or directors by the shareholders entitled to vote in an election of directors, and which has not been filled by said shareholders, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by the sole remaining director, as the case may be.

         SEVENTH : The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         EIGHTH : The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code of the State of California) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code of the State of California, subject to the limits on such excess indemnification set forth in Section 204 of the Corporation Code of the State of California.

         Signed on the 12th day of February, 1998.

                                      /s/ Theresa L. Hoover
                                      ------------------------------------------
                                      Theresa L. Hoover
                                      Incorporator